Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-41011) and Form S-8 (No. 2-76444, No. 33-44371, No. 33-51791, No. 33-60053, No. 333-22391, No. 333-31903, No. 333-64207 and No. 333-90785) of CIGNA Corporation of our report dated February 7, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of CIGNA Corporation, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 7, 2002 relating to the Financial Statement Schedules, which appears in this Form10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2002